UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 5, 2008

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 5, 2008, Ferro Corporation (the "Company") announced that it plans to discontinue manufacturing activities for products related to Ferro's Color and Glass Performance Materials business at its manufacturing facility in Toccoa, Georgia. Manufacturing activities for the affected products are expected to be concluded by the end of December 2008. By November 5, 2008, the Company notified all its employees in Toccoa, Georgia, of the pending facility closure.

As a result of these restructuring actions, the Company expects to eliminate 56 employee positions. The Company expects to record pre-tax charges related to the actions in the quarter ended December 31, 2008. The charges include approximately $0.5 million in severance costs and $1.0 million in contract termination and other costs. At the time of the filing of this Current Report on Form 8-K, the Company was unable to make a determination of the estimated pre-tax charges related to asset write-offs. Once the determination is made, the Company will file an amended Current Report on Form 8-K to disclose these charges.

The annual pre-tax costs savings resulting from these actions are estimated to be $3 million to $4 million, beginning during 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

November 5, 2008	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer